Exhibit 99.1

Kaleido Biosciences Reports Third Quarter 2020 Financial Results
and Provides Corporate Update

- Topline Data for KB109 for the Treatment of Mild-to-Moderate COVID-19 Expected in the First Quarter of 2021 -

LEXINGTON, Mass., November 2, 2020 – Kaleido Biosciences, Inc. (Nasdaq: KLDO) today announced financial results for the third quarter 2020 and provided a corporate update.

“Kaleido continues to build momentum with the development of interventions based on our Microbiome Metabolic Therapy, or MMT™, platform and evaluate the highly diverse applications of this approach,” commented Dan Menichella, President and Chief Executive Officer of Kaleido. “In the past quarter, we initiated a study of KB295 in patients with ulcerative colitis, representing the fourth application of an MMT approach to enter the clinic. We continue to advance our pipeline and expect to nominate a candidate with potential for the treatment of cardiometabolic and liver diseases in 2021.”

Company Highlights

•

The Company continues to enroll subjects in two non-IND clinical studies that are part of the ongoing COVID-19 development program evaluating KB109 when added to supportive self-care in outpatients with mild-to-moderate COVID-19 disease.

•	In September, Kaleido dosed the first patient in a clinical study of KB295 in patients with mild-to-moderate ulcerative colitis.

Anticipated Milestones

•	Programs KB39 and KB174 will be featured during The Liver Meeting® 2020, the annual meeting of the American Association for the Study of Liver Diseases (AASLD), which is taking place Nov. 13-16, 2020.

•	Preclinical data from the immuno-oncology programs are expected in the fourth quarter of 2020.

•

Topline data from the multi-center (K031) clinical study of KB109 in outpatients with mild-to-moderate COVID-19 disease and top-line data from the study with Massachusetts General Hospital (K032) are expected in the first quarter of 2021.

•	Topline date clinical study of KB295 in approximately 30 patients with mild-to-moderate ulcerative colitis (UC) are expected in mid-2021.

•	Topline data from a Phase 2 clinical trial of KB195 in patients with UCD inadequately controlled on standard of care are expected in the second half of 2021.

Third Quarter 2020 Financial Results

For the third quarter 2020, Kaleido reported a net loss of $23.1 million, or $0.65 per common share, compared to $22.0 million, or $0.74 per common share, for the third quarter 2019. The 2020 third quarter net loss includes non-cash stock-based compensation expenses of $4.4 million, as compared to $2.9 million in the third quarter of 2019.

Research and development (R&D) expenses were $15.7 million for the third quarter 2020, compared to $16.2 million for the third quarter 2019. The third quarter decrease in R&D, as compared to the third quarter of 2019, was primarily driven by decreased external development, manufacturing, and research costs.

General and administrative (G&A) expenses were $7.2 million for the third quarter 2020, compared to $5.9 million for the third quarter of 2019. The third quarter 2020 increase in G&A, as compared to the third quarter of 2019, was primarily due to the modification of the vesting provision of stock options and restricted stock units related to the resignation of our former CEO.

As of September 30, 2020, the Company reported cash and cash equivalents of $54.5 million and has cash runway into the second half of 2021.

About Microbiome Metabolic Therapies (MMT™)

Kaleido’s Microbiome Metabolic Therapies, or MMTs, are designed to drive the function and distribution of the microbiome’s existing microbes in order to decrease or increase the production of metabolites, or to advantage or disadvantage certain bacteria in the microbiome community. The Company’s initial MMT candidates are targeted, synthetic glycans that are orally administered, have limited systemic exposure, and are selectively metabolized by enzymes in the microbiome. Kaleido utilizes its discovery and development platform to study MMTs in microbiome samples to rapidly advance MMT candidates rapidly into clinical studies in healthy subjects and patients. These human clinical studies are conducted under regulations supporting research with food, evaluating safety, tolerability and potential markers of effect. For MMT candidates that are further developed as therapeutics, the Company conducts clinical trials under an Investigational New Drug (IND) or regulatory equivalent outside the U.S., and in Phase 2 or later development.

About Kaleido Biosciences

Kaleido Biosciences is a clinical-stage healthcare company with a differentiated, chemistry-driven approach to targeting the microbiome to treat disease and improve human health. The Company has built a proprietary product platform to enable the rapid and cost-efficient discovery and development of novel Microbiome Metabolic Therapies (MMT™). MMTs are designed to modulate the metabolic output and profile of the microbiome by driving the function and distribution of the gut’s existing microbes. Kaleido is advancing a broad pipeline of MMT candidates with the potential to address a variety of diseases and conditions with significant unmet patient needs. To learn more, visit https://kaleido.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding the therapeutic potential of our MMT candidates, the timing of initiation, completion and reporting of results of clinical studies, and our strategy, business plans and focus. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, those related to the breadth of our pipeline of product candidates, the strength of our proprietary product platform, the efficiency of our discovery and development approach, the clinical development and safety profile of our MMT candidates and their therapeutic potential, whether and when, if at all, our MMT candidates will receive approval from the U.S. Food and Drug Administration and for which, if any, indications, competition from other biotechnology companies, and other risks identified in our SEC filings, including our most recent Form 10-Q, and subsequent filings with the SEC. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Kaleido Biosciences, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations (Unaudited)

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue:
Collaboration revenue	$482	$—	$732	$—
Operating expenses:
Research and development	15,659	16,188	41,629	50,145
General and administrative	7,201	5,930	18,677	17,544
Total operating expenses	22,860	22,118	60,306	67,689
Loss from Operations	(22,378)	(22,118)	(59,574)	(67,689)
Other (expense) income	(753)	157	(2,030)	870
Net loss	$(23,131)	$(21,961)	$(61,604)	$(66,819)
Net loss per share—basic and diluted	$(0.65)	$(0.74)	$(1.89)	$(2.76)
Weighted-average common shares outstanding used in net loss—basic and diluted	35,554,128	29,856,233	32,605,592	24,224,359

Kaleido Biosciences, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet Data (Unaudited)

(in thousands)

	September 30, 2020	December 31, 2019
Assets:
Cash and cash equivalents	$54,532	$71,241
Other assets	18,613	11,065
Total assets	$73,145	$82,306
Liabilities and stockholders' equity
Liabilities	$37,244	$33,423
Stockholders' equity	35,901	48,883
Total liabilities and stockholders' equity	$73,145	$82,306

Contacts

Kaleido Biosciences

William Duke, Jr.
Chief Financial Officer

617-890-5772

william.duke@kaleido.com

Investors

Lee M. Stern
Solebury Trout
646-378-2922
lstern@soleburytrout.com

Media

Joshua R. Mansbach
Solebury Trout

646-378-2964

jmansbach@troutgroup.com